Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, May 23, 2007
Contacts:

David Vander Zanden              David Gomach

Chief Executive Officer            Chief Financial Officer

920-882-5602                            920-882-5854

Mark Fleming

Communications & Investor Relations

920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES CFO RESIGNATION

Greenville, WI, May 23, 2007—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today announced that Chief Financial Officer and Treasurer David G. Gomach, 48, has resigned to pursue personal and professional interests.  His resignation is effective July 2, 2007, following the company’s filing of its Form 10-K Fiscal 2007 Annual Report.

“We are very disappointed that Dave is leaving, but understand his desire to resume his retirement and pursue other opportunities, which he would not be able to do as a full-time CFO,” said David Vander Zanden, Chief Executive Officer.  “We thank Dave for his contributions to School Specialty and extend our best wishes to him and his family.”

Gomach joined School Specialty in August 2006.  He had retired as CFO of the Chicago Mercantile Exchange Holdings, Inc. in November 2004, following a 17-year career with the exchange.

The company has retained the executive search firm of Heidrick & Struggles to find a successor.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.  The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

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